Exhibit 4.4

SITEL CORPORATION

Certification of Board Resolutions

Date: October 18, 2006

     I, Teresa A. Beaufait, General Counsel of SITEL Corporation, a Minnesota corporation (the “Corporation”), do hereby certify, on behalf of the Corporation and solely in my capacity as General Counsel, as follows:

     Attached hereto as Exhibit A is a true, correct and complete copy of the resolutions relating to the amendment of the Rights Agreement, dated as of August 21, 1998, between the Corporation and First Chicago Trust Company of New York, now known as Computershare Trust Company, N.A. (the “Rights Agreement”), duly adopted by the Board of Directors of the Corporation on October 12, 2006. Such resolutions have not been rescinded, amended or modified since the date thereof, are in full force and effect in the form adopted and are the only resolutions adopted by the Board of Directors of the Corporation or any committee thereof relating to any amendment of the Rights Agreement.

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     IN WITNESS WHEREOF, I have signed this certificate as of the day and year first written above.

/s/ Teresa A. Beaufait

Name: Teresa A. Beaufait Title: General Counsel

EXHIBIT A

     WHEREAS, the Special Committee of the Board formed on October 12, 2006 pursuant to Minnesota Statutes § 302A.673, Subd. 1(d), made up of disinterested (as that term is defined in Minnesota Statutes § 302A.673, Subd. 1(d)) directors (the “Special Committee”), following receipt of the opinion referred to below of Citigroup Global Markets Inc. (“Citigroup”), financial adviser to the Corporation, has previously approved, and recommended to the Board that the Board approve, a merger (the “Merger”) pursuant to an Agreement and Plan of Merger (the “Merger Agreement”) among the Corporation, ClientLogic Corporation (the “Parent”), and Stagecoach Acquisition Corporation, a wholly owned subsidiary of the Parent (the “Subsidiary”), pursuant to which, among other things, the Subsidiary would be merged into the Corporation and each outstanding share of common stock, par value $.001 per share (each, a “Share” and collectively, the “Shares”), of the Corporation would be converted into the right to receive $4.05 in cash (the “Per-Share Consideration”);

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     FURTHER RESOLVED, that Rights Agreement, dated as of August 21, 1998, between the Corporation and First Chicago Trust Company of New York (the “Rights Agreement”), is hereby amended pursuant to Section 27 thereof in the following respects and shall be deemed to have been amended by this resolution in all other respects such that the execution of the Merger Agreement and the consummation of the Merger, the grant of irrevocable proxies (“Proxies”) by shareholders of the Corporation to, and their entry into voting agreements (“Voting Agreements”) with, the Parent or its designee(s) to induce Parent to execute the Merger Agreement and consummate the Merger and all other transactions contemplated by the Merger Agreement will not permit or entitle any person or entity to exercise the rights granted or to be granted under the Rights Agreement (the “Rights”) or receive any payments with respect any Rights or permit any Rights to separate or trade separately from the Shares with which they are or shall be associated:

(1)	the Rights Agreement is hereby amended to provide that, notwithstanding anything to the contrary otherwise provided in the Rights Agreement, none of the Merger, the acquisition of beneficial ownership of Shares by the Parent, the Subsidiary, or any other direct or indirect subsidiary of the Parent pursuant to the Merger, the Proxies or the Voting Agreements, or the consummation of any other transactions contemplated by the Merger Agreement shall be deemed to cause any such acquirer pursuant to the Merger to be or

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become an “Acquiring Person,” as defined in the Rights Agreement, pursuant to the Rights Agreement, regardless of the number of Shares deemed to be beneficially owned by any such acquiror pursuant thereto, or cause a “Distribution Date,” as defined in the Rights Agreement, to occur or to require or permit the Rights to become evidenced by, or transferable pursuant to, certificates separate from certificates for the Shares or otherwise to trade separately from the Shares with which they are associated; and

(2)	the Rights Agreement is hereby further amended to provide that, notwithstanding anything to the contrary otherwise provided in the Rights Agreement, none of the Merger, the Proxies or the Voting Agreements, the acquisition of beneficial ownership of Shares by the Parent, the Subsidiary, or any other direct or indirect subsidiary of the Parent pursuant to the Merger, or the consummation of any other transactions contemplated by the Merger Agreement shall result in a “Flip-In Event,” as defined in the Rights Agreement, or constitute an event of the nature described in Section 13(a)(i), (ii), or (iii) of the Rights Agreement or have any of the consequences set forth in Section 13(A), (B), (C), or (D) of the Rights Agreement, or in any way permit any Rights to be exercised for any capital stock (whether preferred stock or common stock), cash or other property of the Corporation or of Parent, the Subsidiary, or any affiliate of Parent or the Subsidiary.

     FURTHER RESOLVED, that the Rights shall expire immediately prior to the Effective Time of the Merger.

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